Exhibit 2.1

AGREEMENT AND PLAN OF MERGER – AMENDMENT NO. 1

AMENDMENT NO. 1 (this “Amendment”) dated as of October 17, 2012 among Aetna Inc., a Pennsylvania corporation (“Parent”), Jaguar Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and Coventry Health Care, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, Parent, Merger Subsidiary and the Company entered into that certain Agreement and Plan of Merger, dated as of August 19, 2012 (the “Merger Agreement”); and

WHEREAS, Parent, Merger Subsidiary and the Company desire to amend certain provisions of the Merger Agreement as provided for in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Parent, Merger Subsidiary and the Company hereby agree as follows:

ARTICLE 1

AMENDMENTS

Section 1.01 . Amendment to Section 1.01(b). Section 1.01(b) of the Merger Agreement is amended to include:

Term	Section
Applicable Payment	2.05	(b)
Underwater Option	2.05	(b)

Section 1.02 . Amendment to Section 2.05(b). Section 2.05(b) of the Merger Agreement is deleted in its entirety and the following is substituted in its place:

(b) Each Company Stock Option, whether or not vested or exercisable, with a per share exercise price equal to or greater than the Equity Award Cash Consideration shall be canceled as of the Effective Time (each, an “Underwater Option”). Parent shall pay to each holder of each Underwater Option a cash amount determined based on Exhibit A-1 attached (in each case, the “Applicable Payment”); provided, however, that (i) any individual holding an Underwater Option who is an employee of the Company or an Affiliate of the Company as of the date of this Amendment shall receive the Applicable Payment only if such employee remains employed by Parent, Company or their respective Affiliates continuously through the 12-month anniversary of the Effective Date, in which case Parent shall cause such employee to be paid the Applicable Payment on the 12-month anniversary date, or if the employee’s employment is terminated sooner due to death, disability or an involuntarily termination without cause, Parent shall cause such employee (or such employee’s estate) to be paid the Applicable Payment promptly, but no later than 14 days, following the termination of such employee’s employment and (ii) payment of the Applicable Payment to each holder of an Underwater Option shall be conditioned upon the holder’s execution, by November 30, 2012, of a written acknowledgement of the foregoing payment conditions and waiver of claims with respect to the Underwater Options, in a form reasonably acceptable to Parent. For purposes of the foregoing, any employee whose employment is terminated without cause or due to a constructive termination within the meaning of an individually executed employment agreement between such employee and the Company or an Affiliate of the Company in effect as of October 17, 2012 shall be deemed to have been involuntarily terminated without cause for purposes of this Section 2.05(b).

Section 1.03 . Amendment to Section 6.01(d). Section 6.01(d) of the Merger Agreement is amended to reduce the dollar amount appearing in clause (iii)(B) thereof from $7,000,000 to $3,000,000.

ARTICLE 2

MISCELLANEOUS

Section 2.01 . Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning assigned to such terms in the Merger Agreement.

Section 2.02 . Notices. All notices, requests and other communications to any party to this Amendment shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Aetna Inc.

151 Farmington Avenue, RC6A

Hartford, Connecticut 06156

Attention:     General Counsel

Facsimile:     (860) 273-8340

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:      David L. Caplan

       H. Oliver Smith

Facsimile.:     (212) 701-5800

if to the Company, to:

Coventry Health Care, Inc.

6270-B Rockledge Drive, Suite 700

Bethesda, Maryland 20817

Attention:     Thomas C. Zielinski

Facsimile:     (610) 729-7538

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:     David A. Katz

Facsimile:     (212) 403-1000

and

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention:      Bob F. Thompson

      Angela Humphreys

Facsimile:     (615) 742-2762; (615) 742-2718

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 2.03 . Amendments and Waivers. (a) Any provision of this Amendment may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Amendment, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company

Stockholder Approval has been obtained there shall be no amendment or waiver of this Amendment that would require the further approval of the stockholders of the Company under the Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 2.04 . Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Amendment shall be paid by the party incurring such cost or expense.

Section 2.05 . Successors and Assigns. The provisions of this Amendment shall be binding upon and inure solely to the benefit of the parties hereto. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Amendment without the prior written consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Amendment, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 2.06 . Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 2.07 . Jurisdiction/Venue. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 2.02 or in such other manner as may be permitted by Applicable Law, of copies of such process to such party, and nothing in this Section 2.07 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Amendment or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Amendment or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Amendment or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Subsidiary and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 2.08 . WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.08.

Section 2.09 . Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as expressly amended herein, all other terms and conditions of the Merger Agreement shall remain in full force and effect. The term “Agreement” as used in the Merger Agreement shall be deemed to refer to the Merger Agreement, as amended hereby.

Section 2.10 . Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

AETNA INC.

By:	/s/ Mark T. Bertolini
	Name:	Mark T. Bertolini
	Title:	Chairman, Chief Executive Officer and President

JAGUAR MERGER SUBSIDIARY, INC.

By:	/s/ Mark L. Keim
	Name:	Mark L. Keim
	Title:	President

COVENTRY HEALTH CARE, INC.

By:	/s/ Thomas C. Zielinski
	Name:	Thomas C. Zielinski
	Title:	Executive Vice President and General Counsel